Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Post-Registration Statement on Form S-1, amendment 5 is a part, of the report dated March 9, 2011, except for note 3 as to which the date is July 15, 2011, relative to the audited financial statements of Alphapoint Technology, Inc., as of December 31, 2010 and 2009.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

October 28, 2011